                                                                    Exhibit 99.1



[ICU MEDICAL, INC. LOGO HERE]



ICU MEDICAL, INC. TO CONSIDER DIVIDEND


         APRIL 15, 2003, SAN CLEMENTE, CALIFORNIA --ICU Medical, Inc., (NASDAQ/NMS:ICUI), the San Clemente based maker of safe medical connectors and custom intravenous systems, today announced that it has engaged a financial advisor to advise it with respect to the payment of a cash dividend. ICU Medical has not paid dividends in the past. Dr. George A. Lopez, Chairman and Chief Executive Officer, commented, "We continue to generate cash in our operations and want to explore passing some of it out to our shareholders."


         ICU Medical, Inc. has approximately $80 million, or almost six dollars per share, in cash and liquid investments and no debt and had an operating cash flow of over $20 million last year. The company has not determined the amount of any dividend or whether it would pay other dividends in the future.


         The foregoing statement concerning Management's expectation with respect to future results is a forward looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 8-K dated February 15, 2002. Actual results in the future may differ materially from Management's current expectations.






CONTACT:          Francis J. O'Brien
                  Chief Financial Officer
                  ICU Medical, Inc.
                  (949) 366-2183